EXHIBIT 15

                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS


MidAmerican Energy Company
Des Moines, Iowa

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of MidAmerican Energy Company and subsidiaries for the three-month and six-month periods ended June 30, 2003 and 2002, as indicated in our report dated July 30, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statement No. 333-101800 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Des Moines, Iowa
August 6, 2003